Exhibit 8.1

____________, 2002

Spinal Dynamics Corporation
9655 S.E. 36th Street, Suite 110
Mercer Island, WA 98040-3732

         Re: Acquisition by Medtronic, Inc.

Ladies and Gentlemen:

         This opinion is being delivered to you in accordance with Section 7.3(c) of the Agreement and Plan of Merger dated as of June 27, 2002 (the “Merger Agreement”) by and among Medtronic, Inc., a Minnesota corporation (“Medtronic”), Medtronic Sofamor Danek, Inc., an Indiana corporation and a wholly owned subsidiary of Medtronic (“MSD”), MSD Merger Corp., a Delaware corporation and a wholly owned subsidiary of Medtronic (“Merger Subsidiary”), Spinal Dynamics Corporation, a Delaware corporation (“Spinal Dynamics”), and, with respect to Article 9 and Section 10.12 of the Merger Agreement, the Stockholders’ Representatives. Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the Merger Agreement.

         In delivering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (File No. 333-               ) filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on ____________, 2002 (the “Registration Statement”), which Registration Statement includes the Proxy Statement/Prospectus, and (iii) such other documents, certificates and records as we have deemed necessary or appropriate. In addition, we have relied upon, and assumed as true, correct, and complete at all relevant times, without any independent investigation, (i) the statements, covenants, representations and warranties contained in the Merger Agreement (including all schedules and exhibits thereto), and (ii) the statements contained in the Registration Statement and the representation letters delivered to us by Medtronic, MSD, and Spinal Dynamics pursuant to the Merger Agreement (the “Tax Representation Letters”).

         We have also assumed, without any independent investigation, (i) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) the performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provision thereof; and (iii) the accuracy of any representation or statement “to the best knowledge” or similarly qualified without such qualification.

         Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that:

(i)	The Merger, if effected pursuant to Section 2.1(a) of the Merger Agreement, will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii)	Each of Medtronic, MSD and Spinal Dynamics will be considered a party to the reorganization within the meaning of Section 368(b) of the Code.

         Furthermore, based upon the foregoing and subject to the limitations and qualifications set forth therein, we are of the opinion that under current United States federal income tax law, the discussion set forth in the Registration Statement under the heading “Certain Federal Income Tax Consequences,” to the extent it constitutes summaries of legal matters or legal conclusions, is, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger that generally are applicable to Spinal Dynamics stockholders.

         Our opinion herein is based on, as of the date hereof, the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published revenue rulings, revenue procedures and announcements, pertinent judicial authorities and other applicable authorities, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of our opinion.

Spinal Dynamics Corporation
____________, 2002

         This opinion is expressed as of the date hereof, and we undertake no responsibility to advise you of any subsequent changes of the facts stated or assumed herein, or of any new developments in the application or interpretation of the federal income tax laws. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. This opinion addresses only the matters described above, and does not address any other federal state, local or foreign tax consequences that may result from the Merger.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “LEGAL MATTERS” and “Certain Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

PERKINS COIE LLP